October 1, 2018
Dear Colleague,
After more than 16 supremely enjoyable years leading Aspen I will step down from the position of CEO on or shortly after the completion of our acquisition by investment funds managed by affiliates of Apollo Global Management, LLC. This, of course, is subject to closing of the transaction which we believe is likely to take place in the first half of 2019, subject to approval of regulators and Aspen’s shareholders and the satisfaction of other closing conditions.

Apollo anticipates that Mark Cloutier will serve as CEO of Aspen following the closing of the transaction.  Mark, who has served as CEO of Brit since 2011, is a highly accomplished insurance executive with an outstanding track record and a collaborative working style.  Apollo expect Mark to join an affiliate of Apollo as a consultant on 1 February 2019.

Apollo are very impressed by Aspen’s people and you are important to their business plan and investment in the Company. Apollo has no current plans to replace other members of the Aspen senior management team after closing.

There will be many opportunities in the next few months for us to reminisce and look back on everything we have accomplished together but for today I would like to focus on a few forward-looking messages.
First of all, we still need to complete the transaction, which is a substantial task and will include, among other things, holding a successful shareholder vote and acquiring all necessary regulatory approvals.
Second, we have a big “business as usual” work agenda to accomplish.  This includes continuing to underwrite to the highest standards and to improve overall profitability.  We are now at the point of the year where there are a number of insurance and reinsurance conferences and we need to carry a message of reassurance to our brokers and clients that Aspen will continue to serve them in the future as we have in the past: by being a trusted, responsive and helpful partner in whatever way we can, by presenting them with creative risk solutions, and by paying claims in a timely and responsible manner.
Thirdly, we need to develop our own business plans for 2019. In doing so, we will also be working with Apollo to review a number of initiatives which they are considering in the areas of our investment and outwards reinsurance strategy. These areas were identified in the Merger Agreement we have filed with the SEC and would ultimately be implemented under Apollo’s ownership.
In all of these areas, and until our deal is concluded, I intend to be an extremely active CEO operating fully mindful of our continuing obligations to our public shareholders and other stakeholders, and to ensure that the Company is as healthy, vigorous and well positioned as it can be. I would ask every one of you to join me in this and to work with the same commitment towards Aspen’s exciting future as you have done in this year so far.
Chris